EXHIBIT 99.1

NEWS RELEASE for May 20, 2005 at 6:45 AM EDT
Contact:	Michael Mason (investors)	Nick VandenBrekel, CEO
	Allen & Caron Inc	Sequiam Corporation
	212 691 8087	407 541 0773
	michaelm@allencaron.com	investor@sequiam.com
Brian Kennedy (media)
brian@allencaron.com

SEQUIAM CLOSES $3.45 MILLION PRIVATE PLACEMENT

ORLANDO, FL (May 20, 2005) … Sequiam Corporation (OTCBB:SQUM), announced today that certain insiders have invested $3,450,000 in the Company in the form of a debt transaction. The Company will use $1.35 million to pay down existing debt owed by the Company, and will use $1.0 million to pay off a note with Laurus Master Fund, Ltd. The remaining $1.1 million will be used by the Company for working capital. The Company also issued to the investors a warrant to purchase up to 6,000,000 shares of the Company’s common stock at prices ranging from $0.20 to $0.30 per share. The secured note has a term of two years and is not convertible into equity. Interest will be payable monthly in arrears starting on November 10, 2005, and on the first day of each consecutive calendar month thereafter. Monthly principal payments will commence on May 10, 2006, at the rate of $75,000 per month.

The Company also issued 5.5 million shares and a warrant to Laurus excercisable into 1,500,000 shares of the Company’s common stock at an exercise price of $0.23 per share in complete liquidation of its obligation to Laurus.

The transaction closed May 19, 2005.

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SEQUIAM CLOSES ON $3.45 MILLION PRIVATE PLACEMENT
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About Sequiam
Founded in 1999 and headquartered in Orlando, Florida, Sequiam Corporation develops, markets, and supports a portfolio of proprietary security, biometric, Internet and secure document enterprise-class software and hardware products that enable users to access, secure, acquire, manage, personalize, and present information. Sequiam provides application service provider ("ASP") hosting of its Internet-enabled solutions, as well as consulting, application integration and software development services. In addition to its administrative offices, Sequiam operates a secure hosting facility located in downtown Orlando FL which provides processing, document, mail, archival, and Internet delivery of information as an outsourced service. Additional satellite offices are located in Washington DC, Park City, Atlanta, Miami, Beijing, Brussels and Amsterdam.

SAFE HARBOR STATEMENT - FORWARD LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward -looking statements made on behalf of the company and its subsidiaries. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the company may differ materially from these statements due to a number of factors. Any forward -looking statements speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives, declining prices, and other economic factors. The company assumes no obligations to update these forward -looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

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